Exhibit C

WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144(k), or (iii) the company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws.

THIS WARRANT SHALL BE VOID AFTER THE EARLIER OF (I) 5:00 P.M. EASTERN TIME ON NOVEMBER 16, 2011 (the “EXPIRATION DATE”), (II) THE CLOSING OF THE COMPANY’S SALE OF ALL OR SUBSTANTIALLY ALL OF ITS ASSETS OR THE ACQUISITION OF THE COMPANY BY ANOTHER ENTITY BY MEANS OF MERGER OR OTHER TRANSACTION AS A RESULT OF WHICH STOCKHOLDERS OF THE COMPANY IMMEDIATELY PRIOR TO SUCH ACQUISITION POSSESS A MINORITY OF THE VOTING POWER OF THE ACQUIRING ENTITY IMMEDIATELY FOLLOWING SUCH ACQUISITION (AN “ACQUISITION”) OR (III) ANY LIQUIDATION OR WINDING UP OF THE COMPANY (A “LIQUIDATION”).

BIODELIVERY SCIENCES INTERNATIONAL, INC.

WARRANT TO PURCHASE UP TO 904,000 SHARES OF

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(subject to adjustment as set forth herein)

For VALUE RECEIVED, CDC IV, LLC (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from BioDelivery Sciences International, Inc., a Delaware corporation (“Company”), at any time and from time to time on or after the six month anniversary of the date of issuance of this Warrant not later than 5:00 P.M., Eastern time, on the Expiration Date (as defined above), at an exercise price per share equal to $3.00 (the exercise price in effect being herein called the “Warrant Price”), up to 904,000 shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Clinical Development and License Agreement, dated as of July 14, 2005, by and among the Company, Arius Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company (“Arius”) and Purchaser, an assignee of Clinical Development Capital LLC as amended from time to time (the “License Agreement”).

Section 1. Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration. Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3. Exercise.

(a) Exercise for Cash. The Warrantholder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Appendix A duly executed by or on behalf of the Warrantholder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Warrant Price payable in respect of the number of Warrant Shares purchased upon such exercise. A facsimile signature of the Warrantholder on the purchase form shall be sufficient for purposes of exercising this Warrant, provided that the Company receives the Warrantholder’s original signature within three (3) business days thereafter.

(b) Cashless Exercise.

(i) The Warrantholder may, at any time prior to the date of effectiveness of a registration statement covering the resale of the Warrant Shares, at its option, elect to exercise this Warrant, in whole or in part, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Appendix A duly executed by or on behalf of the Warrantholder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Warrant Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 3(b), the number of Warrant Shares issued to the Warrantholder shall be determined according to the following formula:

X = Y(A-B)
A

Where: X =	number of Warrant Shares that shall be issued to the Warrantholder;

Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Warrantholder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Warrant Price);

A =	the Fair Market Value (as defined below) of one share of Common Stock; and

B =	the Warrant Price then in effect.

(ii) The Fair Market Value per share of Common Stock shall be determined as follows:

(1) If the Common Stock is listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the exercise date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the exercise date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2) below).

(2) If the Common Stock is not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the exercise date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Warrantholder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Warrantholder of the Fair Market Value per share of Common Stock and furnish the Warrantholder with reasonable documentation of the Board’s determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the exercise date, then (A) the Board shall make, and shall provide or cause to be provided to the Warrantholder notice of, a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the Warrantholder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Warrantholder.

Section 4. Compliance with the Securities Act of 1933. Subject to the provisions of the Securities Purchase Agreement, dated as of May 16, 2006, by and between the Company and Purchaser named therein (the “Securities Purchase Agreement”), the Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

Section 5. Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 7. Reservation of Common Stock. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company agrees that all Warrant Shares issued upon due exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Section 8. Adjustments. Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a) If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If any capital reorganization or reclassification of the capital stock of the Company, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The provisions of this paragraph (b) shall similarly apply to successive reorganizations or reclassifications.

(c) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock then outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be reasonably determined in good faith by the Board of Directors of the Company and the Warrantholder.

(d) An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e) In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

(f) On or prior to the 90th day following the date of approval of the NDA by the FDA, except as provided in subsection (g) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of subsections (f)(l) through (f)(7) hereof, deemed to have issued or sold, any Additional Shares of Common Stock for no consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Warrant Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price equal to the lowest price per share of Common Stock received or deemed to be received by the Company upon such Trigger Issuance; provided, however, that in no event shall the Warrant Price after giving effect to such Trigger Issuance be greater than the Warrant Price in effect prior to such Trigger Issuance. For purposes of this subsection (f), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection (f), other than Excluded Issuances (as defined in subsection (g) hereof). For purposes of clarity, in the event that one or more issuances (including the issuance of any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock), or deemed issuances, of Additional Shares of Common Stock occur in connection with a single transaction or series of related transactions at different prices, then the Warrant Price shall be reduced to the lowest price per share of Common Stock issued or deemed issued in such transaction or transactions.

For purposes of this subsection (f), the following subsections (f)(l) to (f)(7) shall also be applicable:

(f)(1) Issuance of Rights or Options. Except for transactions in which Options (as defined below) are issued in connection with the issuance and sale of other securities by the Company, together comprising one integral transaction, as provided for in subsection (f)(5) below, if at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the sum of (i) the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (the “Exercise Consideration”), plus (ii) the consideration for granting of such Options (the “Grant Consideration”; together with Exercise Consideration, the “Option Consideration”) shall be less than the Warrant Price in effect immediately prior to the time of the granting of such Options, then the shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for the Option Consideration per share as of the date of granting of such Options or the issuance of such Convertible Securities, and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price. If there is no cash consideration allocated to the Grant Consideration or if the Grant Consideration is below fair market value, then the fair market value of the Option Consideration shall be determined in good faith by the Board of Directors of the Company and the Warrantholder and the difference between the fair market value as determined and the Grant

Consideration shall be reduced from the Option Consideration for purposes of determining adjustment to the Warrant price under this subsection (f)(1). Except as otherwise provided in subsection 8(f)(3), no adjustment of the Warrant Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value of the Options and/or Convertible Security, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Warrantholder.

(f)(2) Issuance of Convertible Securities. Except for transactions in which Convertible Securities are issued in connection with the issuance and sale of other securities by the Company, together comprising one integral transaction, as provided for in subsection (f)(5) below, if the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the sum of (i) the price per share for which Common Stock is issuable upon such conversion or exchange (the “Conversion Consideration”), plus (ii) the consideration for the granting of such Convertible Securities (the “Granting Consideration”; together with the Conversion Consideration, the “Convertible Securities Consideration”) shall be less than the Warrant Price in effect immediately prior to the time of such issue or sale, then the shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for the Convertible Securities Consideration per share as of the date of the issue or sale of such Convertible Securities, and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price, provided that (a) except as otherwise provided in subsection 8(f)(3), no adjustment of the Warrant Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Warrant Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Warrant Price have been made pursuant to the other provisions of subsection 8(f). If there is no cash consideration allocated to the Granting Consideration or if the Granting Consideration is below fair market value, then the fair market value of the Convertible Securities Consideration shall be determined in good faith by the Board of Directors of the Company and the Warrantholder and the difference between the fair market value as determined and the Granting Consideration shall be reduced from the Convertible Securities Consideration for purposes of determining adjustment to the Warrant price under this subsection (f)(2). In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value of the Options and/or Convertible Security, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Warrantholder.

(f)(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 8(f)(l) hereof, or 8(f)(2), or the rate at which Convertible Securities referred to in subsections 8(f)(l) or 8(f)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Warrant Price in effect at the time of such event shall forthwith be readjusted to the Warrant Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 8(f) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 8(f) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Warrant Price then in effect hereunder shall forthwith be changed to the Warrant Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(f)(4) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company and the Warrantholder, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options and/or Convertible Securities shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options and/or Convertible Securities by the parties thereto, then the price per share of the Additional Shares of Common Stock shall be deemed to be equal to the following: the quotient of (a) the net amount of the consideration received by the Company for all securities (excluding the exercise price or value of any Option and/or Convertible Security), divided by (b) the total number of shares of Common Stock, plus 50% of the shares of Common Stock issuable upon exercise or conversion of the Options and/or Convertible Securities so issued. The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder as to the fair market value of the Options and/or Convertible Securities. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value of any non-cash consideration paid for the Options and/or Convertible Securities, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Warrantholder.

(f)(5) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(f)(6) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this subsection (f).

(g) Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Warrant Price in the case of the issuance of (A) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to an equity compensation program approved by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, (C) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Warrant Price pursuant to the other provisions of this Warrant), and (D) Shares of Common Stock issued or issuable in connection with licensing arrangements or strategic alliances that are primarily of a non-equity financing nature and are approved by the Company’s Board of Directors; provided that the amount of Common Stock issued shall not exceed in the aggregate 1,500,000 shares (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common stock (excluding the combination of the Common stock effected hereby)) (collectively, “Excluded Issuances”).

Section 9. Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising Warrantholder an amount in cash equal to the Market Price of such fractional share of Common Stock on the date of exercise.

Section 10. Extension of Expiration Date. If the Company fails to cause any Registration Statement covering Registrable Securities (unless otherwise defined herein, capitalized terms are as defined in the Amended and Restated Registration Rights Agreement dated the date of this Warrant relating to the Warrant Shares (the “Registration Rights Agreement”)) to be declared effective prior to the applicable dates set forth therein, then the Expiration Date of this Warrant shall be extended to a date that is the later of the Expiration Date or six (6) months after the effective date of the Registration Statement.

Section 11. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 12. Notices to Warrantholder. Upon the happening of (i) any event requiring an adjustment of the Warrant Price or (ii) an acquisition or liquidation, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, provided that any such notice with respect to an acquisition or liquidation shall be given at least fifteen (15) days prior to the closing of such acquisition or liquidation. Any such notice regarding an adjustment of the Warrant Price shall state the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give notice to the Warrantholder of any Warrant Price adjustment, or any defect therein, shall not affect the legality or validity of the subject adjustment. In addition, the Company shall promptly give written notice to the Warrantholder as specified above in the event that the Company determines to make a rights offering to its stockholders.

Section 13. Identity of Transfer Agent. The Transfer Agent for the Common Stock is American Stock Transfer & Trust, 40 Wall Street, New York, New York 10005. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 14. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days’ advance written notice to the other:

If to the Company:

BioDelivery Sciences International, Inc.

2501 Aerial Center Parkway, Suite 205

Morrisville, NC 27560

Attention: Mark A. Sirgo, Pharm.D.

Fax: (919) 653-5161

With a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail

Suite 300

Raleigh, NC 27607

Attention: Larry E. Robbins

Fax: (919) 781-4865

Section 15. Notice of Sale. The Company acknowledges and agrees that in the event the Company enters into an agreement for the sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of a merger or other transaction, the Company shall provide notice to Warrantholder no later than thirty (30) business days prior to the date of closing of such an agreement.

Section 16. Registration Rights. The initial Warrantholder is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement, and any subsequent Warrantholder may be entitled to such rights, provided such subsequent Warrantholder agrees in writing to be bound by the terms of the Registration Rights Agreement.

Section 17. Share Issuance Limitation.

(a) Notwithstanding anything contained herein, the number of shares of Common Stock issued or issuable by the Company.

(i) upon exercise of all or any portion of this Warrant and

(ii) upon exercise of the warrant to purchase Common Stock issued to Warrantholder in July 2005 (the “July 2005 Warrant”),

when added together with the 2 million shares of Common Stock issued to Warrantholder pursuant to the Securities Purchase Agreement (collectively, the “Aggregated Shares”), shall not exceed 19.99% of the outstanding shares of Common Stock as of May 16, 2006 (the “Maximum Common Stock Issuance”), unless the issuance of that number of Aggregated Shares that would result in Warrantholder owning in excess of the Maximum Common Stock Issuance shall first be approved by the Company’s stockholders.

(b) Notwithstanding anything contained herein, the provisions of this Section 17 are irrevocable and may not be waived or modified by Warrantholder or the Company (including, without limitation, any modification providing for an alternative outcome should Company stockholder approval not be obtained).

(c) The Company covenants that it shall provide for a stockholder vote on the approval of Warrantholder’s owning in excess of the Maximum Common Stock Issuance, as described in this Section 17 in the Company’s upcoming Proxy Statement on Schedule 14A and related materials for the Company’s 2006 Annual Meeting of Stockholders, scheduled to take place in July 2006, and each successive meeting, of stockholders, including any special meeting of stockholders, until such approval is received.

Section 18. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 19. Governing Law; Consent to Jurisdiction. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof.

Section 20. No Rights as Stockholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 21. Amendment; Waiver.. Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 8 of this Warrant) upon the written consent of the Company and the Warrantholder.

Section 22. Section Headings. The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

[Signature Page to follow.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the 16th day of May, 2006.

BIODELIVERY SCIENCES
INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and CEO

SIGNATURE PAGE TO WARRANT

APPENDIX A

[COMPANY NAME].

WARRANT EXERCISE FORM

To [COMPANY NAME]:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.          ), hereby elects to purchase (check applicable box):

☐                      shares of the Common Stock of [Company Name] covered by such Warrant; or

☐ the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐ $             in lawful money of the United States; and/or

☐ the cancellation of such portion of the attached Warrant as is exercisable for a total of              Warrant Shares (using a Fair Market Value of $             per share for purposes of this calculation) ; and/or

☐ the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 3(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 3(b).

Signature:

Address: